KPMG Peat Marwick LLP
Certified Public Accountants
1600 Market Street
Philadelphia, PA 19103





                                                                    Exhibit 15



Penn Virginia Corporation
200 S. Broad Street
800 The Bellevue
Philadelphia, PA 19102

Re:     Registration Statement Nos. 2-67355, 2-77500 and 33-40430

Gentlemen:

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated November 9, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                         Very truly yours,

                                         KPMG PEAT MARWICK LLP
                                         KPMG PEAT MARWICK LLP
















November 14, 1994
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